Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

October 25, 2012

Block Financial LLC

H&R Block, Inc.

One H&R Block Way

Kansas City, Missouri 64105

Ladies and Gentlemen:

We have acted as counsel to Block Financial LLC, a Delaware limited liability company (the “Issuer”), and H&R Block, Inc., a Missouri corporation (the “Guarantor” and together with the Issuer, the “Companies”), in connection with the offer and sale by the Issuer of $500,000,000 principal amount of the Issuer’s 5.50% Notes due 2022 (the “Notes”) and the related guarantee thereof (the “Guarantee,” and together with the Notes, the “Securities”) by the Guarantor, pursuant to the underwriting agreement, dated as of October 22, 2012 (the “Agreement”), by and among the Issuer, the Guarantor and J.P. Morgan Securities LLC, as representative of the underwriters.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (File No. 333-184343), filed by the Companies on October 9, 2012 (the “Registration Statement”); (ii) the prospectus, dated October 9, 2012 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the prospectus supplement, dated October 22, 2012 (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”); (iv) the indenture, dated as of October 20, 1997, among the Issuer (formerly known as Block Financial Corporation), the Guarantor and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee, (the “Base Indenture”); (v) the First Supplemental Indenture, dated as of April 18, 2000, among the Issuer (formerly known as Block Financial Corporation), the Guarantor and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the “Supplemental Indenture”); (vi) the officers’ certificate of the Issuer, dated as of October 25, 2012, establishing the terms of the Notes (the “Officers’ Certificate” and together with the Base Indenture the “Indenture”); (vii) executed copies of global certificates representing the Notes; and (viii) such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantor, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

October 25, 2012 Page 2

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Companies. We have also assumed (i) the valid existence of the Guarantor, (ii) that the Guarantor has the requisite corporate power and authority to enter into and perform the Indenture and the Guarantee and (iii) the due authorization, execution and delivery by the Guarantor of the Indenture and the Guarantee.

Based on and subject to the foregoing, we are of the opinion that:

1. Upon the due authentication and delivery of the Notes by the Trustee, the Notes will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. Upon the due authentication and delivery of the Notes by the Trustee, the Guarantee will constitute the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions expressed above with respect to the Securities are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the limited liability company laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP